UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 26, 2015

Date of Report

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1 -7685	95-1492269
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

207 Goode Avenue Glendale, California	91203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  In October 2014, the Compensation and Executive Personnel Committee (the “Committee”) of the Board of Directors of Avery Dennison Corporation (the “Company”) approved (i) a special promotion grant on December 1, 2014 of restricted stock units (“RSUs”) with a target grant date fair value of $2,000,000 for Mitchell R. Butier in connection with his election as the Company’s President and Chief Operating Officer, 50% of which was intended to vest on the grant date and 50% of which was intended to vest on the two-year anniversary of the grant date and (ii) a special retention grant on December 1, 2014 of RSUs with a target grant date fair value of $1,500,000 for Shawn R. Neville, the Company’s President, Retail Branding and Information Solutions, 100% of which was intended to vest on the two-year anniversary of the grant date.  On March 2, 2015, both of these awards were voided following the Committee’s determination on February 26, 2015 that they did not meet the three-year minimum vesting requirement for time-vesting full-value awards set forth in the Company’s Amended and Restated Stock Option and Incentive Plan.  To provide these executives the intended incentive and similar value and timing for these awards, on February 26, 2015, the Committee approved (i) a special promotion grant to Mr. Butier on March 2, 2015 of RSUs with a target grant date fair value of $2,000,000, 50% of which vests on the grant date, 40% of which will vest on December 1, 2016 and 10% of which will vest on the three-year anniversary of the grant date; and (ii) a special retention grant to Mr. Neville on March 2, 2015 of RSUs with a target grant date fair value of $1,500,000, 90% of which will vest on December 1, 2016 and 10% of which will vest on the three-year anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVERY DENNISON CORPORATION

Date: March 2, 2015
	By:	/s/ Dean A. Scarborough
		Name:	Dean A. Scarborough
		Title:	Chairman and
Chief Executive Officer